                                                                      EXHIBIT 15

                              COMSAT CORPORATION
                             RETENTION BONUS PLAN


     COMSAT CORPORATION, a District of Columbia corporation (the "Company"), has adopted this Retention Bonus Plan (the "Plan"), effective as of September 18, 1998, for the benefit of certain key employees of the Company.

     1.  PURPOSES.  The Board of Directors (the "Board") of the Company has
         --------
determined that it is in the best interests of the Company and its shareholders to pursue the possibility of accomplishing a transaction (as defined below, the "Lockheed Merger") with Lockheed Martin Corporation ("Lockheed") which would result in a change in control of the Company. In that connection, the Board believes that it is in the best interests of the Company and its shareholders that the Participants (as defined below), who are among the Company's key employees, remain in the Company's employ during the period in which the Board is pursuing the Lockheed Merger, be provided with additional incentives to develop the most desirable alternatives for the Company and its shareholders, and be eligible to receive certain bonuses for their efforts in developing such transaction and putting the Company in a position where its shareholders may receive the benefits of the Lockheed Merger. Further, the Board has determined that it is in the best interests of the Company and its shareholders to act to assure that the Participants remain in the Company's employ during the period between the signing and the closing of the Lockheed Merger and during the eighteen month period after the closing of the Lockheed Merger in order to enable Lockheed to effect a prompt and successful integration of the Company's and Lockheed's business. The Board believes that this will enable Lockheed to provide the most attractive transaction for the Company's shareholders. Therefore, in order to accomplish these objectives, the Board has caused the Company to adopt this Plan.

     2.  DEFINED TERMS.  For purposes of the Plan, the following terms shall
         -------------
have the meanings indicated below:

     (A) "Cause," with respect to any Participant, shall mean (i) the Participant's continued failure to perform his or her material duties with the Company (other than any such failure resulting from the Participant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Participant's supervisor, which demand specifically identifies the manner in which such supervisor believes that the Participant has not performed his or her duties, (ii) the Participant's continued failure to substantially follow and comply with the specific and lawful directives of the Participant's supervisor, as reasonably prescribed by such supervisor (other than any such failure resulting from the Participant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Participant's supervisor, which demand specifically identifies the manner in which such supervisor believes that the Participant has so failed to follow and comply, (iii) the engaging by the Participant in misconduct that is materially injurious to the Company or its reputation, or (iv) the Participant's indictment of a felony, whether or not such felony was allegedly committed in connection with the Company's business .

     (B) "Closing Date" shall mean the date of the closing of the Lockheed
Merger.

     (C) "Closing Bonus" shall mean a bonus payable pursuant to Section 5 hereof.

     (D) "Committee" shall mean the committee responsible for administering the Plan, as described in Section 4 hereof.

     (E) "Company" shall mean COMSAT Corporation, a District of Columbia corporation, and any successor to its business and/or assets.

     (F) "Drop Dead Date" shall mean the earlier of (i) the date of the termination of the Lockheed Merger pursuant to the Lockheed Merger Agreement, or
(ii) the date of the second anniversary of the Signing Date.

     (G) "Eighteen Month Anniversary Date" shall mean the date which is eighteen months after the Closing Date.

     (H) "Good Reason," with respect to any Group I Participant, shall mean the occurrence (without the Participant's express written consent) after the Signing Date of any of the following circumstances unless such circumstances are fully corrected (provided such circumstances are capable of correction) within the cure period specified in Section 8(D) hereof:

         (i) the Company's assignment to the Participant of duties which are professionally inconsistent with the occupational and educational requirements of the Participant's position within the Company immediately prior to the Signing Date;

         (ii) any relocation by the Company of the Participant's offices to a location outside the Washington, D.C. metropolitan area;

         (iii) the Company's reduction of the Participant's annual base salary as in effect on the Signing Date or as the same may be increased from time to time;

         (iv) the Company's failure to pay to the Participant any portion of his or her current compensation or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company, within twenty (20) days of the date such compensation is due;

         (v) the Company's failure to obtain a satisfactory agreement from any successor to assume this Plan and the Company's obligations hereunder, as contemplated in Section 10(A) hereof; or

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

         (vi) any purported termination of the Participant's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of the Plan, which purported termination shall not be effective for purposes of the Plan.

provided, however, that none of the following circumstances, in and of itself, shall constitute Good Reason for purposes of the Plan: (a) a change in the Participant's reporting structure within the Company which does not adversely affect the Participant's duties within the Company, (b) a reduction in the Participant's title which does not adversely affect the Participant's duties within the Company, (c) a transfer of the Participant to another position within the Company which does not adversely affect the Participant's duties within the Company, and (d) a change in the Participant's status, position, or duties within the Company which change results solely by virtue of the Company ceasing to be a publicly held corporation or becoming a subsidiary of Lockheed.

     A Participant's right to terminate his or her employment for Good Reason shall not be affected by the Participant's incapacity due to physical or mental illness following the occurrence of the circumstance constituting Good Reason. Except as otherwise provided in Section 8(D) hereof, a Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

     (I) "Group I Participants" shall mean those persons listed on SCHEDULE A hereto, provided that such schedule shall not be subject to amendment.

     (J) "Group II Participants" shall mean those persons listed on SCHEDULE B hereto, provided that such schedule shall not be subject to amendment except as expressly provided thereon.

     (K) "Lockheed Merger" shall mean the proposed merger of the Company and Lockheed pursuant to the Lockheed Merger Agreement.

     (L) "Lockheed Merger Agreement" shall mean that certain Agreement and Plan of Merger, dated as of September 18, 1998, among the Company, Lockheed and Deneb Corporation.

     (M) "Participants" shall mean, collectively, the Group I Participants and the Group II Participants.

     (N) "Post-Closing Bonus" shall mean a bonus payable pursuant to Section 6 hereof.

     (O) "Signing Date" shall mean the date of the signing of the Lockheed Merger Agreement.

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

     3.  EFFECTIVE DATE OF PLAN.  The effective date of the Plan shall be the
         ----------------------
Signing Date. The Plan shall remain in effect until the earlier of (i) such time as the Company has discharged all of its obligations hereunder, or (ii) the date of the termination of the Plan pursuant to Section 13(C) hereof.

     4.  ADMINISTRATION.
         --------------

     (A) Prior to the Closing Date, the Plan shall be interpreted, administered and operated by the Compensation Committee of the Board; on and after the Closing Date, the Plan shall be interpreted, administered and operated by a committee appointed by Lockheed's Vice President of Human Resources. In each case, the Committee shall have complete authority, in its sole discretion subject to the express provisions of the Plan, to determine who shall be a Participant, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan. Notwithstanding the foregoing, the Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

     (B) All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other persons, and the Committee, the Company and the Company's officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.

     5.  CLOSING BONUSES.
         ---------------

     (A) Group I Participants. Subject to Section 8 below, each Group I Participant who is continuously employed by the Company from the Signing Date through the Closing Date (or, if the Closing Date has not occurred as of the Drop Dead Date, through the Drop Dead Date) and who has not received or delivered a Notice of Termination on or before the Closing Date (or, if the Closing Date has not occurred as of the Drop Dead Date, on or before the Drop Dead Date) shall receive a Closing Bonus in an amount to be determined as follows: if the Closing Date occurs prior to the Drop Dead Date or if the Closing Date has not occurred as of the Drop Dead Date, the amount of such Closing Bonus shall be equal to fifty percent (50%) of the sum (such sum, the Participant's "Closing Date Total Cash Compensation") of (i) the Participant's annual base salary as in effect on the Closing Date (or the Drop Dead Date, if applicable) or, if higher, as in effect immediately prior to the Signing Date, and (ii) the Participant's targeted annual bonus under the Company's Annual Incentive Plan for the year in which the Closing Date (or the Drop Dead Date, if applicable) occurs or, if higher, the year in which the Signing Date occurs.

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

     (B) Group II Participants. Subject to Section 8 below, each Group II Participant who is continuously employed by the Company from the Signing Date through the Closing Date (or, if the Closing Date has not occurred as of the Drop Dead Date, through the Drop Dead Date) and who has not received or delivered a Notice of Termination on or before the Closing Date (or, if the Closing Date has not occurred as of the Drop Dead Date, on or before the Drop Dead Date) shall receive a Closing Bonus in an amount to be determined as follows: if the Closing Date occurs prior to the Drop Dead Date or if the Closing Date has not occurred as of the Drop Dead Date, the amount of such Closing Bonus shall be equal to twenty-five percent (25%) of the Participant's Closing Date Total Cash Compensation.

     6.  POST-CLOSING BONUSES.
         --------------------

     (A) Group I Participants. Subject to Section 8 below, each Group I Participant who is continuously employed by the Company from the Signing Date through the Eighteen Month Anniversary Date and who has not received or delivered a Notice of Termination on or before the Eighteen Month Anniversary Date shall receive a Post-Closing Bonus in an amount equal to one hundred percent (100%) of the sum (such sum, the Participant's "Eighteen Month Anniversary Date Total Cash Compensation") of (i) the Participant's annual base salary as in effect on the Eighteen Month Anniversary Date or, if higher, as in effect immediately prior to the Signing Date, and (ii) the Participant's targeted annual bonus under the Company's Annual Incentive Plan for the year in which the Eighteen Month Anniversary Date occurs or, if higher, the year in which the Signing Date occurs.

     (B) Group II Participants. Subject to Section 8 below, each Group II Participant who is continuously employed by the Company from the Signing Date through the Eighteen Month Anniversary Date and who has not received or delivered a Notice of Termination on or before the Eighteen Month Anniversary Date shall receive a Post-Closing Bonus in an amount equal to fifty percent (50%) of the Participant's Eighteen Month Anniversary Date Total Cash Compensation.

     7.  PAYMENT OF BONUSES.  Payment of Closing Bonuses will be made as soon as
         ------------------
practicable (but in no event more than thirty (30) days) after the Closing Date or, if the Closing Date has not occurred as of the Drop Dead Date, as soon as practicable (but in no event more than thirty (30) days) after the Drop Dead Date. Payment of Post-Closing Bonuses will be made as soon as practicable (but in no event more than thirty (30) days) after the Eighteen Month Anniversary Date.

     8.  TERMINATION OF EMPLOYMENT.
         -------------------------

     (A) General. Subject to subsections (B) and (C) of this Section 8, in order to receive a Closing Bonus or a Post-Closing Bonus, as the case may be,
(i) a Participant must be employed by the Company on the Closing Date, the Drop Dead Date, or the Eighteen Month Anniversary Date, as the case may be (each, a "Determination Date"), and (ii) neither the Company nor the Participant shall have delivered a Notice of Termination on or before the applicable

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Determination Date. Notwithstanding any other provisions of the Plan to the contrary, (i) a Group I Participant who incurs a termination of employment by the Company for Cause (as defined above) or by the Group I Participant without Good Reason (as defined above), and (ii) a Group II Participant who incurs a termination of employment by the Company for Cause or by the Group II Participant, shall forfeit all rights to receive any bonus payments that have not yet become payable to the Participant under the Plan.

     (B) Termination On or Before Closing Date. Subject to the last sentence of this Section 8(B), if on or before the Closing Date (or, if the Closing Date has not occurred as of the Drop Dead Date, on or before the Drop Dead Date), a Participant incurs a termination of employment (i) by the Company other than for Cause or (ii) with respect to each Group I Participant, by the Group I Participant for Good Reason, such Participant shall be entitled to receive a payment equal to the amount of the Closing Bonus to which he or she would have been entitled hereunder had he or she remained continuously employed by the Company through the Closing Date or the Drop Dead Date, as applicable, payable in accordance with Section 7 above; provided, however, that for purposes of this
Section 8(B), any and all such amounts shall be calculated based on (a) the Participant's annual base salary as in effect immediately prior to termination or, if higher, as in effect immediately prior to the Signing Date, and (b) his or her targeted annual bonus for the year in which such termination occurs or, if higher, the year in which the Signing Date occurs. In the event of such termination, the Participant shall forfeit all rights to receive any other bonus payments hereunder.

     Notwithstanding anything contained herein, if (i) the aggregate amount, if any, that the Participant is entitled to receive under Section 4.1(A) of the Company's Amended and Restated Change in Control Severance Plan, plus (ii) the aggregate amount of any other severance payment to which the Participant is entitled under any other severance plan of the Company to the extent that such severance payment is based on the Participant's salary and/or bonus, is greater than or equal to the amount of the payment to which the Participant would be entitled under this Section 8(B), then the Participant shall forfeit all rights to receive the payment to which the Participant would otherwise be entitled under this Section 8(B) and any other bonus payments that have not yet become payable to the Participant under the Plan. Any payment under this Section 8(B) shall be in lieu of the Participant's Closing Bonus, and in the event that the Participant receives a payment under this Section 8(B), the Participant shall not be entitled to any severance payment under any severance plan of the Company (including the Company's Amended and Restated Change in Control Severance Plan) to the extent that such severance payment is based on the Participant's salary and/or bonus.

     (C) Termination Between Closing Date and Eighteen Month Anniversary Date. Subject to the last sentence of this Section 8(C), if during the period commencing on the day after the Closing Date and ending on the Eighteen Month Anniversary Date, a Participant incurs a termination of employment (i) by the Company other than for Cause or (ii) with respect to each Group I Participant, by the Group I Participant for Good Reason, such Participant shall be entitled to receive a payment equal to the amount of the Post-Closing Bonus to which he or she would have been entitled hereunder had he or she remained continuously employed by the Company through the Eighteen Month Anniversary Date; provided, however, that for purposes of this Section 8(C), any and all such amounts shall be calculated based on (a) the Participant's annual base salary as in effect immediately prior to termination or, if higher, as in effect immediately prior to the Signing Date or the Closing Date (whichever is greater), and (b) his or her targeted annual bonus for the year in which such termination occurs or, if higher, the year in which the Signing Date or the Closing Date occurs (whichever is greater). Payment of any amounts payable under this Section 8(C) will be made as soon as practicable (but in no event more than thirty (30) days) after the date of the Participant's termination of employment.

     Notwithstanding anything contained herein, if (i) the aggregate amount, if any, that the Participant is entitled to receive under Section 4.1(A) of the Company's Amended and Restated Change in Control Severance Plan, plus (ii) the aggregate amount of any other severance payment to which the Participant is entitled under any other severance plan of the Company to the extent that such severance payment is based on the Participant's salary and/or bonus, is greater than or equal to the amount of the payment to which the Participant would be entitled under this Section 8(C), then the Participant shall forfeit all rights to receive the payment to which the Participant would otherwise be entitled under this Section 8(C) and any other bonus payments that have not yet become payable to the Participant under the Plan. Any payment under this Section 8(C) shall be in lieu of the Participant's Post-Closing Bonus, and in the event that the Participant receives a payment under this Section 8(C), the Participant shall not be entitled to any severance payment under any severance plan of the Company (including the Company's Amended and Restated Change in Control Severance Plan) to the extent that such severance payment is based on the Participant's salary and/or bonus.

     (D) Termination Procedures. Any purported termination of a Participant's employment following the Signing Date (other than by reason of death) shall be communicated by written Notice of Termination from one party to the other party in accordance with Section 11 hereof. For purposes of this Plan, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision (if any) in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so indicated. Further, no termination for Cause shall be effective without (i) reasonable notice to the Participant setting forth the reasons for the Company's intention to terminate, and (ii) an opportunity for the Participant to cure or correct any such breach within twenty (20) days after receipt of such notice. Notwithstanding anything contained herein, no termination for Good Reason shall be effective unless (i) the Participant has delivered to the Company a Notice of Termination in accordance with this Section 8(D) within thirty (30) days after the occurrence of the event or circumstance which constitutes Good Reason under Section 2(H) hereof, and (ii) the Company has been afforded an opportunity to cure or correct such event or circumstance within twenty (20) days after receipt of such notice. No Notice of Termination shall be effective for purposes of this Plan unless such notice shall have been delivered on or before the Eighteen Month Anniversary Date.

     (E) Death or Disability. If, on or before the Closing Date (or, if the Closing Date has not occurred as of the Drop Dead Date, on or before the Drop Dead Date), a Participant incurs a termination of employment by reason of the Participant's death or disability, such Participant shall be entitled to receive a payment equal to the amount of the Closing Bonus to which he or she would have been entitled hereunder had he or she remained continuously employed by the Company through the Closing Date or the Drop Dead Date, as applicable, payable
in accordance with Section 7 above.   If during the period commencing on the day
after the Closing Date and ending on the Eighteen Month Anniversary Date, a Participant incurs a termination of employment by reason of the Participant's death or disability, such Participant shall be entitled to receive a payment equal to the amount of the Post-Closing Bonus to which he or she would have been entitled hereunder had he or she remained continuously employed by the Company through the Eighteen Month Anniversary Date, payable as soon as practicable (but in no event more than thirty (30) days) after the date of the Participant's termination. Notwithstanding the foregoing, any and all amounts payable under this Section 8(E) shall be calculated based on (a) the Participant's annual base salary as in effect immediately prior to termination, and (b) his or her targeted annual bonus for the year in which such termination occurs. In the event of such termination, the Participant shall forfeit all rights to receive any payments that have not yet become payable to the Participant under the Plan.

     9.   NO MITIGATION.  The Company agrees that, in order for a Participant to
          -------------
be eligible to receive a bonus under the Plan, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company under the Plan. Further, the amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation or income earned by the Participant as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

     10.  SUCCESSORS; BINDING AGREEMENT.
          -----------------------------

     (A) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Plan and all obligations of the Company hereunder in the same manner and to the same extent that the Company would be so obligated if no such succession had taken place.

     (B) This Plan shall inure to the benefit of and shall be binding upon the Company, its successors and assigns, but without the prior written consent of the Participants this Plan may not be assigned other than in connection with the merger or sale of substantially all of the business and/or assets of the Company or similar transaction in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of the Company hereunder.

     (C) This Plan shall inure to the benefit of and be enforceable by the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant shall die while any amount would still be payable to such Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if such Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of such Participant's estate.

     11.  NOTICES.  For the purpose of this Plan, notices and all other
          -------
communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to a Participant, to the address on file with the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

          To the Company:

          6560 Rock Spring Drive
          Bethesda, Maryland  20817
          Attention:  Corporate Secretary

     12.  CLAIMS PROCEDURES; EXPENSES.
          ---------------------------

     (A) Claim for Benefits. A Participant may file with the Committee a written claim for payment under the Plan. The Committee shall, within a reasonable time not to exceed ninety (90) days, unless special circumstances require an extension of time of not more than an additional ninety (90) days (in which event a Participant will be notified of the delay during the first ninety
(90) day period), provide adequate notice in writing to any Participant whose claim for payment shall have been denied, setting forth the following in a manner calculated to be understood by the Participant: (i) the specific reason or reasons for the denial; (ii) specific reference to the provision or provisions of the Plan on which the denial is based; (iii) a description of any additional material or information required to perfect the claim, and an explanation of why such material or information is necessary; and (iv) information as to the steps to be taken in order that the denial of the claim may be reviewed. If written notice of the denial of a claim has not been furnished to a Participant, and such claim has not been granted within the time prescribed in this Section 12(A) (including any applicable extension), the claim for benefits shall be deemed denied. Solely for purposes of this Section 12(A), the following provision shall apply from and after the Closing Date: the Committee reviewing such claim shall consist of two (2) persons designated by Lockheed and one (1) person who was an employee of COMSAT Corporation prior to the Closing Date.

     (B) Appeal of Denial. A Participant whose claim for payment shall have been denied in whole or in part, may, within sixty (60) days from either the receipt of the denial of the claim or from the time the claim is deemed denied (unless the notice of denial grants a longer period within which to respond), appeal such denial to the Vice President of Human Resources of the Company or, from and after the Closing Date, to the Vice President of Human Resources of Lockheed (in each case, the "Vice President of Human Resources"). The Participant may, upon request, at this time review documents pertinent to his claim and may submit written issues and comments. The Vice President of Human Resources shall notify a Participant of its decision within sixty (60) days after an appeal is received, unless special circumstances require an extension of time of not more than an additional sixty (60) days (in which event a Participant will be notified of the delay during the first sixty
(60) day period). Such decision shall be given in writing in a manner calculated to be understood by the Participant and shall include the following: (i) specific reasons for the decision; and (ii) specific reference to the provision or provisions of the Plan on which the decision is based.

     (C) Expenses, Legal Fees. If a Participant commences a legal action to enforce any of the obligations of the Company under this Plan and it is ultimately determined that the Participant is entitled to any payments under this Plan, the Company shall pay the Participant the amount necessary to reimburse the Participant in full for all reasonable expenses (including reasonable attorneys' fees and legal expenses) incurred by the Participant with respect to such action.

     13.  MISCELLANEOUS.
          -------------

     (A) No Waiver. No waiver by the Company or any Participant, as the case may be, at any time of any breach by the other party of, or of any lack of compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. All other plans, policies and arrangements of the Company in which the Participant participates during the term of this Plan shall be interpreted so as to avoid the duplication of benefits paid hereunder.

     (B) No Right to Employment. Nothing contained in this Plan or any documents relating to the Plan shall (i) confer upon any Participant any right to continue in the employ of the Company or a subsidiary, (ii) constitute any contract or agreement of employment, or (iii) interfere in any way with the right of the Company to terminate the Participant's employment at any time, with or without cause.

     (C) Termination and Amendment of Plan. The Company shall not have the right to terminate the Plan unless such termination is required by law or the Company has obtained the prior written consent of all Participants. Notwithstanding the foregoing, if the Closing Date has not occurred as of the Drop Dead Date, the Plan shall thereupon automatically terminate, provided that all obligations accrued by Participants prior to such termination of the Plan must be satisfied in full in accordance with the terms hereof. The Company shall have the right to amend this Plan at any time by resolution of the Board and to amend or cancel any amendments; provided, however, that no amendment to the Plan shall be made which adversely affects any

Participant's rights or interests herein without the express written consent of each Participant so affected.

     (D) Benefits not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

     (E) Tax Withholding. All amounts payable hereunder shall be subject to applicable federal, state and local tax withholding.

     (F) Maryland Law. This Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Maryland without regard to the conflicts of laws principles thereof.

     (G) Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect. If this Plan shall for any reason be or become unenforceable by either party, this Plan shall thereupon terminate and become unenforceable by the other party as well.

                                  SCHEDULE A

                                  SCHEDULE B